EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2011 THIRD QUARTER RESULTS

36.9% Increase in Third Quarter Net Income on 7.5% Increase in Net Sales

Nine Month Net Income in Excess of $2.1 Million Over Prior Year

Hauppauge, New York, November 8, 2011 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the third quarter and nine months ended September 30, 2011.

Third Quarter 2011 vs. Third Quarter 2010
•	Net sales increased by 7.5% to $7,850,000 compared to $7,299,000;
•	Gross margin increased to 43.1% compared to 38.6%;
•	Net income increased 36.9% to $697,000 compared to $509,000;
•	Earnings per diluted share was $.15 compared to $.11 per diluted share; and,
•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) increased 22.9% to $876,000 ($.19 per diluted share) compared to $713,000 ($.16 per diluted share).

Nine Months 2011 vs. Nine Months 2010
•	Net sales increased by 15.9% to $22,946,000 from $19,803,000;
•	Gross margin increased to 42.0% compared to 36.4%;
•	Net income increased to $2,138,000 or $.46 per diluted share compared to $3,000 or $.00 per share;
•	EBITDA, as adjusted increased 266% to $2,683,000 ($.57 per diluted share) compared to $733,000 ($.16 per diluted share); and,
•	Backlog at September 30, 2011 was $15.8 million compared to $20.1 million at September 30, 2010.

Commenting on third quarter results, Mitchell Binder, President & Chief Executive Officer, stated, “Continuing the positive trends of the first half, our operating performance for the third quarter was very strong.  The 7.5% increase in net sales resulted in a nearly 37% increase in net income due to a significant increase in gross margin reflecting good operating leverage, particularly at our Power Group and Orbit Instrument Division.  The improvement in profitability was achieved despite the increase in third quarter selling, general and administrative expenses both in dollars and as a percent of net sales compared to prior quarters of 2011.  Selling, general and administrative expenses increased due to higher corporate costs and certain labor inefficiencies related to downsizing the ICS operation during the quarter.”

He continued, “Gross margin in the third quarter increased to approximately 43%, returning to the first quarter 2011 level and was 42% through the first nine months of the year.  Thus, net sales for the first nine months of 2011 increased by 16% and our net income improved by $2,135,000 as compared to the same period of last year.”

Mr. Binder added, “Our September 30, 2011 backlog of $15.8 million was 21% lower than at September 30, 2010.  An MK-119 order for ICS, valued at $2.4 million, had been included in last year’s backlog, but a new MK-119 order is not expected to be awarded until late 2012 for foreign military sales.  Our backlog as of October 31, 2011 increased to $16.7 million and the Orbit Instrument Division anticipates several significant orders for RCUs under the Common Transponder Program and FAA orders for  keyboards in the current fourth quarter.”

Mr. Binder added, “Overall, the outlook for the final quarter is good.  We expect strong shipments from our Power Group and Orbit Instrument Division but less than expected sales from our TDL and ICS units, which is consistent with our operating performance to date.  ICS has taken several cost cutting initiatives which should lower its operating costs.  As previously reported, we expect fourth quarter earnings to equal or exceed that of our 2011 first quarter when we earned $.11 per diluted share.  Assuming the timely receipt of orders by our Orbit Instrument Division, we expect our strong operating performance to continue in 2012.”

Mr. Binder concluded, “We continue to focus on growing the business on two fronts.  We are pursuing organic growth from a number of opportunities that have moved from the prototype and pre-production stages into initial production, and also from new opportunities for repair and modernization of equipment as military activities in the Middle East are curtailed.  Our search for strategic accretive acquisitions continues, with our primary focus on expanding our Power Group.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At September 30, 2011, total current assets were $19,904,000 versus total current liabilities of $3,879,000 for a 5.1 to 1 current ratio.  Cash, cash equivalents and marketable securities as of September 30, 2011 was over $2.1 million.  Our inventories at September 30, 2011 have declined to $12.6 million from $13.2 million at mid-year, and we are geared up for continued high shipment levels in the fourth quarter based on customer delivery schedules.  To offset profits from federal and state taxes, we have approximately $17 million and $8 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at September 30, 2011 was $3.54 per share, as compared to $3.39 per share on June 30, 2011, and $3.07 per share at December 31, 2010.  The Company was in compliance with its financial covenants as of September 30, 2011 and our primary lender has extended the expiration date of our line until the second quarter of 2012.  We had no borrowings under the line of credit as of September 30, 2011.”

Conference Call
The Company will hold a conference call for investors today, November 8, 2011, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$7,850	$7,299	$22,946	$19,803

Cost of sales	4,464	4,484	13,317	12,594

Gross profit	3,386	2,815	9,629	7,209

Selling general and administrative expenses	2,644	2,297	7,399	7,246

Interest expense	45	61	151	172

Investment and other (income)	(28)	(32)	(133)	(213)

Net income before taxes	725	489	2,212	4

Income tax provision (benefit)	28	(20)	74	1

Net income	$697	$509	$2,138	$3

Basic earnings per share	$0.15	$0.11	$0.46	$0.00

Diluted earnings per share	$0.15	$0.11	$0.46	$0.00

Weighted average number of shares outstanding:
Basic	4,660	4,444	4,660	4,417
Diluted	4,693	4,514	4,693	4,499

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
EBITDA Reconciliation (as adjusted)
Net income	$697	$509	$2,138	$3
Interest expense	45	61	151	172
Tax expense (benefit)	28	(20)	74	1
Depreciation and amortization	68	75	202	300
Stock based compensation	38	88	118	257
EBITDA (as adjusted) (1)	$876	$713	$2,683	$733

Adjusted EBITDA Per Diluted Share Reconciliation
Net income	$0.15	$0.11	$0.46	$0.00
Interest expense	0.01	0.01	0.03	0.04
Tax expense (benefit)	0.01	(0.00)	0.02	0.00
Depreciation and amortization	0.01	0.02	0.04	0.06
Stock based compensation	0.01	0.02	0.02	0.06
EBITDA (as adjusted), per diluted share (1)	$0.19	$0.16	$0.57	$0.16

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation.  Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.

	Nine Months Ended September 30,
Reconciliation of EBITDA, as adjusted, to cash flows provided by operating activities (1)	2011	2010

EBITDA (as adjusted)	$2,683	$733
Interest expense	(151)	(172)
Income tax expense	(74)	(1)
Loss on disposal of fixed assets	4	-
Inventory reserves	139	50
Gain on sale of marketable securities	(45)	(100)
Deferred income	(64)	(64)
Net change in operating assets and liabilities	(1,231)	667
Cash flows provided by operating activities	$1,261	$1,113

Orbit International Corp.
Consolidated Balance Sheets
	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,917,000	$1,964,000
Investments in marketable securities	226,000	146,000
Accounts receivable, less allowance for doubtful accounts	3,929,000	3,927,000
Inventories	12,562,000	11,627,000
Costs and estimated earnings in excess of billings on uncompleted contracts	-	468,000
Deferred tax asset	379,000	391,000
Other current assets	891,000	1,043,000

Total current assets	19,904,000	19,566,000

Property and equipment, net	1,083,000	1,172,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,886,000	1,847,000
Other assets	100,000	106,000

Total assets	$24,661,000	$24,379,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$931,000	$931,000
Accounts payable	813,000	794,000
Notes payable-bank	-	387,000
Liability associated with former chief executive officer	813,000	1,194,000
Income taxes payable	35,000	-
Accrued expenses	1,139,000	1,051,000
Customer advances	63,000	118,000
Deferred income	85,000	85,000

Total current liabilities	3,879,000	4,560,000

Deferred income	22,000	86,000
Liability associated with former chief executive officer, net of current portion	7,000	494,000
Long-term debt, net of current portion	2,327,000	3,026,000

Total liabilities	6,235,000	8,166,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,481,000	22,360,000
Treasury stock	(915,000)	(915,000)
Accumulated other comprehensive (loss) gain	(27,000)	19,000
Accumulated deficit	(3,623,000)	(5,761,000)

Stockholders’ equity	18,426,000	16,213,000

Total liabilities and stockholders’ equity	$24,661,000	$24,379,000